Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-147944, 333-165464, 333-176191, 333-183611, 333-186671 and 333-190521) and on Form S-3 (Nos. 333-174168, 333-180141, 333-180836 and 333- 186670) of Procera Networks, Inc. of our reports dated March 15, 2012, with respect to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2011, which report appears in this annual report on Form 10-K for the year ended December 31, 2013 of Procera Networks, Inc.

/s/ PMB Helin Donovan
San Francisco, California
March 11, 2014